United States
Securities and Exchange Commission

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: October 28, 2004

BOEING CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2564584	0-10795
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File No.)

500 Naches Ave., SW, 3rd Floor;  Renton, Washington 98055

(Address of principal executive offices)

(425) 965-4002

(Registrant’s telephone number, including area code)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On October 27, 2004, Boeing publicly announced by means of a press release its third quarter 2004 financial results, some of which relate to Boeing Capital Corporation.  The full text of Boeing’s press release is being furnished pursuant to Item 2.02 of
Form 8-K.

Item 8.01.  Other Events

This Current Report on Form 8-K is for the purpose of disclosing information relating to Boeing Capital Corporation (“BCC” or “Boeing Capital”) that was contained in the press release and Webcast of third quarter 2004 financial results of The Boeing Company (“Boeing”), dated October 27, 2004.  The information relevant to Boeing Capital Corporation is as follows:

Boeing Capital Corporation

Boeing Capital Corporation continued implementation of its new strategy to create value by supporting the operations of Boeing’s business units while reducing portfolio risk.  Third-quarter revenues were $253 million, down from the third quarter of 2003 due to lower new business volume in 2004.  Pre-tax income totaled $60 million as gains on asset sales and a favorable settlement with Hawaiian Airlines offset a charge to impair a preferred stock investment, as well as $52 million of expenses associated with the $1 billion debt redemption (see Table 7).

Table 7. Boeing Capital Corporation Operating Results

	3rd Quarter		%	Nine Months		%
(Millions)	2004	2003	Change	2004	2003	Change

Revenues	$253	$287	(12)%	$733	$743	(1)%

Pre-Tax Income (Loss)(1)	$60	$94	(36)%	$148	$28	N.M.

Discontinued Operations (After-Tax)	$18	$8	125%	$48	$24	100%

(1) Excludes discontinued operations from the sale of BCC's commercial finance unit.

During the quarter, normal portfolio run-off and depreciation offset new business volume.  The quarter-end portfolio balance was $9.7 billion, down slightly from the end of the second quarter.  The allowance for losses on finance leases and notes receivable at the end of the third quarter dropped to 4.1 percent (from 5.1 percent in the second quarter), reflecting the continued focus on reducing risk across the portfolio.  Leverage, as measured by the ratio of debt-to-equity, was 4.8-to-1, up slightly from 4.7-to-1 at the end of the second quarter as the reduction in debt largely offset dividends paid by BCC to Boeing.  BCC’s debt was reduced by $1.3 billion, primarily reflecting the $1 billion debt redemption, with a debt balance of $7.2 billion at the end of the third quarter 2004 compared with $8.5 billion at the end of the second quarter 2004.  At quarter-end, nearly all of BCC’s portfolio was related to Boeing products and services (primarily commercial aircraft).  The majority of BCC’s customer financing is funded by debt and cash flow from BCC operations.

Boeing’s financial outlook for Boeing Capital is shown in the table below:

Boeing Capital Corporation Financial Outlook (Billions)	2004		2005

Portfolio Growth (Net)(1)	$	~(2.5)	Flat
Revenue	$	~1.0	$ ~0.9
Return on Assets(2)	~1%		~1%

(1) Includes sale of commercial finance portfolio

(2) Includes the forecast expenses associated with the redemption of $1 billion in bonds at a premium during the third quarter of 2004 related to the sale of BCC’s commercial finance portfolio for about $2 billion.  BCC’s return on assets is expected to be >1% in 2004 excluding this charge.

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Item 9.01. Financial Statements and Exhibits

The following exhibit is furnished as a part of this report:

Exhibit No. 99 Press Release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Boeing Capital Corporation

By: /s/ Russell A. Evans
Russell A. Evans
October 28, 2004	Vice President and Chief Financial Officer

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